UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ChemoCentryx, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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850 Maude Avenue

Mountain View, CA 94043

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear stockholder:

The annual meeting of stockholders of ChemoCentryx, Inc. will be held at the Company’s headquarters, located at 850 Maude Avenue, Mountain View, CA 94043, on May 23, 2013 at 10:00 a.m., local time, for the following purposes:

1.	To elect two directors to serve as Class II directors for a three-year term to expire at the 2016 annual meeting of stockholders;

2.	To consider and vote upon the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

3.	To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Our board of directors has fixed the close of business on March 28, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Accompanying this notice is a proxy card. Whether or not you expect to attend our annual meeting, please complete, sign and date the enclosed proxy card and return it promptly, or complete and submit your proxy via phone or the internet in accordance with the instructions provided on the enclosed proxy card. If you plan to attend our annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Thomas J. Schall, Ph.D.

President, Chief Executive

Officer and Chairman

Mountain View, California

April 10, 2013

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

850 Maude Avenue

Mountain View, CA 94043

PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 23, 2013

The board of directors of ChemoCentryx, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held at the Company’s headquarters, located at 850 Maude Avenue, Mountain View, CA 94043, on May 23, 2013 at 10:00 a.m., local time. If you need directions to the location of the annual meeting, please contact us at (650) 210-2900.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 23, 2013.

This proxy statement and our annual report are available electronically at www.proxyvote.com.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2013 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about April 10, 2013 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned our common stock on March 28, 2013 are entitled to vote at the annual meeting. On this record date, there were 36,834,405 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.

What am I voting on?

There are two proposals scheduled for a vote:

Proposal 1: To elect two directors to serve as Class II directors for a three-year term.

Proposal 2: To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2013.

How many votes do I have?

Each share of our common stock that you own as of March 28, 2013 entitles you to one vote.

How do I vote by proxy?

With respect to the election of the directors, you may either vote “For” all the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accountants, you may vote “For” or “Against” or abstain from voting.

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

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By Mail: You may vote using your proxy card by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares, as permitted, will be voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

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Via the Internet: You may vote at www.proxyvote.com, 24 hours a day, seven days a week. Have your proxy card available when you access the website and use the Control Number shown on your proxy card. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Time, on May 22, 2013.

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By Telephone: You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. Have your proxy card available when you call and use the Control Number shown on your proxy card. Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on May 22, 2013.

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In Person: You may still attend the meeting and vote in person even if you have already voted by proxy. To vote in person, come to the annual meeting and we will give you a ballot at the annual meeting.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another signed proxy with a later date,

•	you may notify our corporate secretary, Susan M. Kanaya, in writing before the annual meeting that you have revoked your proxy, or

•	you may notify our corporate secretary in writing before the annual meeting and vote in person at the meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of March 28, 2013, or approximately 18,417,203 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. The two nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Voting results will be tabulated and certified by Broadridge Financial Solutions, Inc.

What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have ratified the appointment of Ernst & Young LLP, our independent registered public accounting firm. However, because the election of directors is determined by a plurality of votes cast, abstentions will not be counted in determining the outcome of such proposal.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors, broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of Ernst & Young LLP is considered a routine matter on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by mail, telephone, fax or email. We will pay our directors, officers and other employees no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our Annual Report on Form 10-K for the year ended December 31, 2012 that we filed with the SEC, we will send you one without charge. Please write to:

ChemoCentryx, Inc.

850 Maude Avenue

Mountain View, CA 94043

Attn: Corporate Secretary

All of our SEC filings are also available free of charge in the “Investors—SEC Filings” section of our website at www.chemocentryx.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires and hold office until their resignation or removal or their successors are duly elected and qualified. In accordance with our certificate of incorporation and bylaws, our board of directors may fill existing vacancies on the board of directors by appointment. On June 5, 2012, James L. Tyree was appointed to our board of directors to fill an existing vacancy in our Class II directors.

The term of office of our Class II directors, Geoffrey M. Parker and James L. Tyree, will expire at the 2013 annual meeting. Accordingly, the nominees for Class II directors for election at the 2013 annual meeting are Geoffrey M. Parker and James L. Tyree. If either of Messrs. Parker or Tyree is elected at the 2013 annual meeting, such individual will be elected to serve for a three-year term that will expire at our 2016 annual meeting of stockholders and until such individual’s successor is elected and qualified.

If no contrary indication is made, proxies in the accompanying form are to be voted for Messrs. Parker or Tyree or in the event that Messrs. Parker or Tyree is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy.

All of our directors bring to the board of directors significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or venture capital firms. The process undertaken by the nominating and corporate governance committee in recommending qualified director candidates is described below under “Director Nomination Process.” Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

Information Regarding Directors

The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:

Nominees for Election to the Board of Directors

For a Three-Year Term Expiring at the

2016 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with ChemoCentryx, Inc.
Geoffrey M. Parker	48	Director
James L. Tyree	60	Director

Geoffrey M. Parker has served as a member of our board of directors since December 2009. Since September 2010, Mr. Parker has served as Senior Vice President and Chief Financial Officer of Anacor Pharmaceuticals, Inc. after serving in a consulting capacity since December 2009. From July 2009 to July 2010, Mr. Parker served in a consulting capacity as Chief Business Officer of InteKrin Therapeutics, Inc., a biotechnology company, and previously served as Managing Director and Partner in the Investment Banking Division of Goldman, Sachs & Co. From 1997 to 2009, Mr. Parker directed Goldman Sachs’ West Region Healthcare Investment Banking practice. From 1995 to 1997, Mr. Parker was Vice President at Feibusch & Co., a venture capital firm in Larkspur, California. Mr. Parker received his A.B. in Engineering Sciences and Economics from Dartmouth College and his M.B.A. from Stanford University. We believe Mr. Parker is qualified to serve on our board of directors because of his financial sophistication, his experience as the Chief Financial Officer of a public biotechnology company and his management background as an executive in the financial services industry.

James L. Tyree has served as a member of our board of directors since June 2012. During the last fourteen years, Mr. Tyree has held numerous executive positions at Abbott Laboratories, including Corporate Vice President Pharmaceutical and Nutritional Products Group Business Development, Senior Vice President Global Nutrition and Executive Vice President Global Pharmaceuticals. He retired as President Abbott Biotechnology Ventures in March 2012. Prior to joining Abbott, Mr. Tyree was the President of SUGEN, Inc., a biotechnology company focused on oncology. Earlier in his career, Mr. Tyree held management positions in Bristol-Myers Squibb, Pfizer and Abbott. Over his entire career, he was a four time expatriate living and working over six years in Latin America and seven years in Japan. Mr. Tyree is a member of the Advisory Board of the University of Chicago Booth Graduate School of Business, a member of the Chicago Council on Global Affairs and co-chairman of the Global Health Policy Roundtable. Mr. Tyree also serves as a director for a number of privately held companies. Mr. Tyree earned Bachelor’s Degrees in Psychology and Forensic Studies and a Master’s Degree in Business Administration from Indiana University. We believe Mr. Tyree is qualified to serve on our board of directors because of his international leadership and management experience in the healthcare industry and his service on the boards of directors of a range of private companies.

Members of the Board of Directors Continuing in Office

Term Expiring at the 2014 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with ChemoCentryx, Inc.
Edward E. Penhoet, Ph.D.	72	Director
Roger C. Lucas, Ph.D.	70	Director

Edward E. Penhoet, Ph.D. has served as a member of our board of directors since December 2007. Since August 2000, Dr. Penhoet has served as a director of Alta Partners, a venture capital firm. Dr. Penhoet is currently a member of the President’s Council of Advisors for Science and Technology (PCAST). Dr. Penhoet was a member of the Independent Citizens Oversight Committee of the California Institute of Regenerative Medicine where he served as the Vice Chairman from 2004 to 2008. From July 1998 to July 2002, Dr. Penhoet served as the Dean of the School of Public Health and as a Professor of Public Health and of Molecular and Cellular Biology at the University of California, Berkeley. Dr. Penhoet was a co-founder of the Chiron Corporation, a biotechnology company, where he served as President, Chief Executive Officer and a director from its formation in 1981 to April 1998. From 1971 to 1981, Dr. Penhoet was a faculty member of the Biochemistry Department at the University of California, Berkeley. From 2004 to 2008, Dr. Penhoet served as President of the Gordon and Betty Moore Foundation. Dr. Penhoet is a member of the Institute of Medicine of the National Academy of Sciences and The American Academy of Arts & Sciences and currently serves, or has during the past five years served, as a director of Chiron, Corcept Therapeutics, Inc., IDM Pharma, Inc. and Renovis, Inc., together with several privately held biotechnology companies. Dr. Penhoet received a B.A. in Biology from Stanford University and a Ph.D. in Biochemistry from the University of Washington. We believe Dr. Penhoet’s qualifications to sit on our board of directors include his extensive knowledge of biochemistry and related science, together with his experience as a founder and chief executive officer of a leading biotechnology company and his corporate governance expertise. We believe Dr. Penhoet is qualified to serve on our board of directors because of his extensive leadership experience in the healthcare industry as an entrepreneur, venture capitalist and executive and his service on the boards of directors of a range of public and private life sciences companies.

Roger C. Lucas, Ph.D. has served as a member of our board of directors since September 1997 and was appointed Lead Independent Director in April 2012. Since 1995, Dr. Lucas has served as Vice Chairman and a member of the board of directors of Techne Corporation, a biotechnology company. From 1985 to 1995, Dr. Lucas served as the Chief Scientific Officer, Senior Executive Vice President and Secretary of Techne Corporation and the founder of its Biotechnology Division. Prior to this, Dr. Lucas was Vice President of Research at R&D Systems, now a subsidiary of Techne, where he worked for over 10 years. Dr. Lucas received his B.S. in biology and chemistry from St. Mary’s College, Minnesota, and his Ph.D. in physiology and cell biology from the Illinois Institute of Technology. Dr. Lucas also presently serves on the board of directors of a number of privately held companies. We believe Dr. Lucas is qualified to serve on our board of directors because of his experience in the healthcare industry as an entrepreneur and a director of a range of public and private companies and his leadership and management experience from his service as an executive for a public life sciences company.

Term Expiring at the

2015 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with ChemoCentryx, Inc.
Thomas J. Schall, Ph.D.	53	President, Chief Executive Officer and Chairman
Joseph M. Feczko, M.D.	64	Director

Thomas J. Schall, Ph.D. is the founder of our company and has served as our President, Chief Executive Officer and Director since we commenced operations in 1997 and was appointed Chairman of the Board in April 2012. From 1993 to March 1997, Dr. Schall worked at the DNAX Research Institute, a division of Schering-Plough Corporation, a pharmaceutical company. Prior to his work at the DNAX Research Institute, he worked as a scientist with Genentech, Inc., a pharmaceutical company. Dr. Schall participated in some of the earliest discoveries of chemokine system function and activities. Dr. Schall cloned one of the first chemokines to be discovered, and provided some of the earliest data for the existence of the previously unknown family of molecules which later came to be called the chemokines. Dr. Schall’s laboratories have been responsible for the discovery or co-discovery of almost one-third of all known chemokine receptors. Dr. Schall received his B.S. in biology from Northern Illinois University and his Ph.D. in cancer biology from Stanford University. We believe Dr. Schall is qualified to serve on our board of directors because of his extensive executive leadership experience, many years of service as one of our directors and our President and Chief Executive Officer and extensive scientific expertise and knowledge of the chemokine system.

Joseph M. Feczko, M.D. has served on our board of directors since April 2012. Until his retirement in May 2009, Dr. Feczko was Senior Vice President and Chief Medical Officer of Pfizer Inc. and a member of its Executive Leadership Team with global responsibilities for all aspects of the company’s medical, regulatory and safety activities. Dr. Feczko served Pfizer in both New York and the United Kingdom since 1982, where he held positions of increasing responsibility in clinical research and regulatory affairs and safety, culminating in the role of Chief Medical Officer. Dr. Feczko is board-certified in Internal Medicine and Infectious Diseases. He has a B.S. degree from Loyola University Chicago, and an M.D. from the University of Illinois College of Medicine. Dr. Feczko also serves on the board of directors of Keryx Biopharmaceuticals, Inc. and Cytheris, SA. Dr. Feczko also serves as chairman of the board of directors of Cardoz Pharmaceuticals AB (Stockholm, Sweden) and as a member of the Supervisory Board of uniQure B.V., based in The Netherlands. We believe Dr. Feczko is qualified to serve on our board of directors because of his international leadership and management experience from his service as the Chief Medical Officer of a public pharmaceutical company and as a director of several pharmaceutical and biotechnology companies.

Board Independence

Our board of directors has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq Stock Market LLC, or Nasdaq, listing standards, except for Thomas J. Schall, Ph.D., our President, Chief Executive Officer and Chairman.

Board Leadership Structure

Our board of directors currently has five independent directors and one employee director. Our board of directors is currently chaired by Dr. Schall, who is also our Chief Executive Officer. Our board of directors believes that Dr. Schall’s service as both Chairman and Chief Executive Officer is in the best interests of our company and our stockholders. Dr. Schall possesses detailed and in-depth knowledge of the issues, opportunities and challenges we face, and we believe he is the person best positioned to develop agendas that ensure that our board of directors’ time and attention is focused on the most critical matters. Our board of directors believes that his combined role enables decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders, employees and strategic partners.

Our board of directors appointed Dr. Lucas as the lead independent director to help reinforce the independence of the board of directors as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer and Chairman role. As the lead independent director, Dr. Lucas is empowered to, among other duties and responsibilities, review and provide input on the agendas for meetings of the board of directors, chair executive sessions in the absence of the Chairman, serve as a liaison between the Chairman and the independent directors and serve as an independent point of contact for management and others wishing to communicate to the board of directors other than through the Chairman. As reinforcement of the importance of an independent board of directors, the independent directors routinely meet outside the presence of our management, including Dr. Schall. For all of these reasons, the board of directors believes that the lead independent director can help ensure the effective independent functioning of the board of directors in its oversight responsibilities.

The Board’s Role in Risk Oversight

Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board as a whole.

Board of Directors Meetings

During the fiscal year 2012, our board of directors met 8 times, including telephonic meetings. In that year, each director attended at least 75% of the meetings held by the board of directors during such director’s term of service, and each director who is a member of a committee of our board of directors attended at least 75% of the meetings of such committees held during such director’s term of service.

Committees of the Board of Directors

We have three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the “Investors—Corporate Governance” section of our website at www.chemocentryx.com.

Audit Committee

The audit committee of our board of directors currently consists of Messrs. Parker (chairperson) and Tyree and Dr. Penhoet (audit committee financial expert). Rishi Gupta, J.D. served as a member of the audit committee during 2012 and until his resignation from the board of directors in February 2013. The audit committee met 4 times during fiscal year 2012, including telephonic meetings. Our board of directors has determined that all members of the audit committee are independent directors, as defined in the Nasdaq qualification standards and by Section 10A of Exchange Act. In addition, our board of directors has determined that Dr. Penhoet qualifies as an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC. The audit committee is governed by a written charter adopted by our board of directors. Our audit committee is responsible for overseeing our accounting and financial reporting processes and audits of our consolidated financial statements on behalf of our board of directors. The specific powers and responsibilities of our audit committee include:

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appointing, assessing the qualifications of, compensating, retaining, and overseeing the work of our independent auditor, for the purpose of preparing or issuing an auditor’s report or performing other audit, review, and attest services;

•	reviewing our annual audited consolidated financial statements with management and our independent auditor;

•	reviewing the appointment of, replacement of, and meeting with our internal auditor to discuss significant reports to management;

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overseeing and monitoring the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements as they relate to consolidated financial statements or accounting matters, our independent auditor’s qualifications, independence and the performance of our internal accounting and financial controls;

•	determining whether to recommend to our board of directors that the audited financial statements be included in our annual report for the fiscal year subject to the audit;

•	reviewing all related party transactions on an ongoing basis;

•	preparing the report that SEC rules require be included in our annual proxy statement;

•	providing our board of directors with the results of its monitoring and recommendations;

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providing our board of directors with additional information and materials as it deems necessary to make our board of directors aware of significant financial matters that require the attention of our board of directors; and

•	evaluating its own performance on an annual basis.

Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee.

Compensation Committee

The compensation committee of our board of directors currently consists of Drs. Penhoet (chairman) and Feczko and Mr. Tyree. Rishi Gupta, J.D. served as a member of the compensation committee during 2012 and until his resignation from the board of directors in February 2013. The compensation committee met 2 times during fiscal year 2012. Our board of directors has determined that all members of the compensation committee are independent directors, as defined in the Nasdaq qualification standards. The compensation committee is governed by a written charter approved by our board of directors. The compensation committee’s purpose is to assist our board of directors in determining the compensation programs and compensation for our executive officers, including by designing, evaluating and approving our compensation plans, policies and programs. The compensation committee is responsible for, among other things:

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reviewing and approving our corporate goals and objectives relating to the compensation of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of those goals and objectives, and determining and approving the compensation of our Chief Executive Officer based on such evaluation;

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reviewing and approving the compensation of our officers and certain employees; reviewing and approving general compensation goals and guidelines for employees and the criteria by which bonuses, long-term incentive compensation, stock options, employee pension and welfare benefits plans are determined;

•	determining our policy with respect to change of control or “parachute” payments;

•	managing and reviewing executive officer and director indemnification and insurance matters;

•	preparing the compensation committee report to be included as part of our annual proxy statement; and

•	evaluating its own performance on an annual basis.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of our board of directors currently consists of Mr. Parker Drs. Penhoet and Lucas. The nominating and corporate governance committee met 2 times during fiscal year 2012. Our board of directors has determined that all members of the nominating and corporate governance committee are independent directors, as defined in the Nasdaq qualification standards. The nominating and corporate governance committee is governed by a written charter approved by our board of directors. The nominating and corporate governance committee’s purpose is to assist our board of directors by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. The nominating and corporate governance committee is responsible for, among other things:

•	overseeing our board of director’s annual review of its performance, composition, and organization, and making recommendations on these matters to our board of directors;

•	reviewing, soliciting and making recommendations to our board of directors and stockholders with respect to candidates for election to our board of directors;

•	reviewing the performance of each current director and determining whether to recommend the nomination of such director for an additional term; and

•	evaluating its own performance on an annual basis.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, the matters listed in Public Company Accounting Oversight Board Audit Standard No. 16, Communications with

Audit Committees. In addition, the audit committee has discussed with Ernst & Young LLP, its independence from management and the company, has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the company’s internal controls and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above along with those held with management, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2012. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2013.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors

Geoffrey M. Parker (chairperson)

Edward E. Penhoet, Ph.D.

James L. Tyree

Compensation Committee Interlocks and Insider Participation

The compensation committee of our board of directors currently consists of Drs. Penhoet (chairperson) and Feczko and Mr. Tyree. Rishi Gupta, J.D. served as a member of the compensation committee during 2012 and until his resignation from the board of directors in February 2013. None of the members of our compensation committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Nomination Process

Director Qualifications

In evaluating director nominees the nominating and corporate governance committee will consider among other things the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	strong finance experience;

•	experience relevant to our industry;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience; and

•	practical and mature business judgment, including the ability to make independent analytical inquiries.

The nominating and corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating and corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Other than the foregoing criteria for director nominees, the nominating and corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. The nominating and corporate governance committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of the company and its stockholders. The nominating and corporate governance committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC, and that a majority of the members of our board of directors be independent as required under the Nasdaq qualification standards. The nominating and corporate governance committee also believes it is appropriate for our President and Chief Executive Officer to serve as a member of our board of directors. Our directors’ performance and qualification criteria are reviewed annually by the nominating and corporate governance committee.

Identification and Evaluation of Nominees for Directors

The nominating and corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating and corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating and corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating and corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating and corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating and corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating and corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating and corporate governance committee makes its recommendation to our board of directors. To date, the nominating and corporate governance committee has not utilized third-party search firms to identify board of director candidates. The nominating and corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating and corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Under our amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to give the nominating and corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2014 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend.

Communications with our Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, ChemoCentryx, Inc., 850 Maude Avenue, Mountain View, CA 94043. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Corporate Governance

Our company’s Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter and Nominating and Corporate Governance Committee Charter are available, free of charge, on our website at www.chemocentryx.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to ChemoCentryx, Inc., 850 Maude Avenue, Mountain View, CA 94043.

Director Compensation

We compensate certain non-employee members of the board of directors for their service. Directors who are also employees do not receive cash or equity compensation for service on the board of directors in addition to compensation payable for their service as our employees. The non-employee members of our board of directors are also reimbursed for travel, lodging and other reasonable expenses incurred in attending board of directors or committee meetings.

Following our initial public offering in February 2012, we adopted a new non-employee director compensation policy. Under this policy, we provide cash compensation in the form of an annual retainer of $30,000 for each non-employee director. We also pay an additional annual retainer of $15,000 to the chairman of our audit committee, $10,000 to other non-employee directors who serve on our audit committee, $7,500 to the chair of our compensation committee, $5,000 to other non-employee directors who serve on our compensation committee, $5,000 to the chair of our nominating and corporate governance committee and $2,500 to other non- employee directors who serve on our nominating and corporate governance committee. In April 2012, we designated a non-employee director as our lead independent director and amended our non-employee director compensation policy to add an additional annual retainer of $15,000 for such a director. We have reimbursed and will continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Also under our non-employee director compensation policy, any non-employee director who is first elected to the board of directors will be granted an option to purchase 25,000 shares of our common stock on the date of his or her initial election to the board of directors. Such options will have an exercise price per share equal to the fair market value of our common stock on the date of grant. In addition, on the date of each annual meeting of our stockholders, each non-employee director will be eligible to receive an option to purchase 12,500 shares of common stock.

The initial options granted to non-employee directors described above will vest and become exercisable in 36 equal monthly installments over the three-year period following the date of grant, subject to the director’s continuing service on our board of directors on those dates. The annual options granted to non-employee directors described above will vest and/or become exercisable in 12 equal monthly installments over the first year following the date of grant, subject to the director’s continuing service on our board of directors (and, with respect to grants to a chairman of the board of directors or board committee, service as chairman of the board of directors or a committee) on those dates. The term of each option granted to a non-employee director shall be ten years. These options will be granted under our 2012 Equity Incentive Award Plan.

The following table provides information related to the compensation of each of our non-employee directors during the year ended December 31, 2012.

	Fees Earned or Paid in Cash	Option Awards(1)(2)	Total
Joseph M. Feczko, M.D.(3)	$22,212	$380,861	$403,073
Rishi Gupta, J.D.(4)	43,542	118,619	162,161
Roger C. Lucas, Ph.D.	40,417	118,619	159,036
Geoffrey M. Parker	43,542	118,619	162,161
Edward E. Penhoet, Ph.D.	45,833	118,619	164,452
James L. Tyree(5)	17,500	325,916	343,416

(1)	Amounts shown represent the aggregate grant date fair value of the option awards granted in 2012 to our non-employee directors computed in accordance with FASB Topic ASC 718. These amounts do not correspond to the actual value that will be recognized by the non-employee director with respect to such awards. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 14, 2013.
(2)	Outstanding vested and nonvested options held by our non-employee directors at December 31, 2012, were:

	Shares Underlying Options Outstanding At December 31, 2012
	Vested	Unvested
Joseph M. Feczko, M.D.	11,805	25,695
Rishi Gupta, J.D.	6,250	6,250
Roger C. Lucas, Ph.D.	6,250	6,250
Geoffrey M. Parker	43,750	18,750
Edward E. Penhoet, Ph.D.	6,250	6,250
James L. Tyree	10,416	27,084

(3)	Dr. Feczko was appointed to the board of directors on April 25, 2012.
(4)	Mr. Gupta resigned from the board of directors on February 20, 2013.
(5)	Mr. Tyree was appointed to the board of directors on June 5, 2012.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, the two nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF GEOFFREY M. PARKER AND JAMES L. TYREE. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected Ernst & Young LLP as the company’s independent registered public accountants for the year ending December 31, 2013 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the company’s financial statements since 2000. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the company’s independent registered public accountants is not required by Delaware law, the company’s amended and restated certificate of incorporation, or the company’s amended and restated bylaws. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

Independent Registered Public Accountants’ Fees

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2012 and 2011, by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2012	2011
Audit Fees(1)	$528,390	$755,541
Audit Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	1,995

Total	$528,390	$757,536

(1)	Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit Related Fees consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. There were no such fees incurred in 2012 or 2011.
(3)	Tax Fees consist of fees for professional services, including tax consulting and compliance performed by Ernst & Young LLP. There were no such fees incurred in 2012 or 2011.
(4)	All Other Fees consist of database subscription fees paid to Ernst & Young LLP. There were no such fees incurred in 2012.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2012 and

2011. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. The approval of Proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of March 28, 2013, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of March 28, 2013 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 36,834,405 shares of our common stock outstanding as of March 28, 2013. Shares of our common stock that a person has the right to acquire within 60 days of March 28, 2013 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o ChemoCentryx, Inc., 850 Maude Avenue, Mountain View, CA 94043.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% and Greater Stockholders
Glaxo Group Limited 980 Great West Road Brentford, Middlesex TW8 9GS United Kingdom	7,343,492	19.9%
Techne Corporation(1) 614 McKinley Place, N.E. Minneapolis, MN 55413	6,385,056	17.3%
Entities Affiliated with Biotechnology Value Fund(2) 900 North Michigan Avenue, Suite 1100 Chicago, Illinois 60611	5,026,766	13.7%
HBM Healthcare Investments (Cayman) Ltd P.O. Box 30852 Grand Cayman KY1-1204 CAYMAN ISLANDS	2,300,096	6.2%
Entities Affiliated with Alta Partners(3) One Embarcadero Center, Suite 3700 San Francisco, CA 94111	1,868,088	5.1%
Named Executive Officers and Directors
Thomas J. Schall, Ph.D.(4)	3,461,041	9.1%
Markus J. Cappel, Ph.D.(5)	495,507	1.3%
Susan M. Kanaya(6)	448,929	1.2%
Joseph M. Feczko, M.D. (7)	20,485	*
Roger C. Lucas, Ph.D.(8)	6,461,514	17.5%
Geoffrey M. Parker(9)	66,058	*
Edward E. Penhoet, Ph.D.(10)	1,879,546	5.1%
James L. Tyree(11)	19,096	*
All directors and executive officers as a group (10 persons)(12)	13,540,184	34.1%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)	Includes warrants to acquire 150,000 shares of our common stock.
(2)	Includes: (1) 651,640 shares beneficially owned by Biotechnology Value Fund, L.P., or BVF, (2) 376,150 shares beneficially owned by Biotechnology Value Fund II, L.P., or BVF2, (3) 3,750,277 shares beneficially owned by BVF Investments, L.L.C., or BVLLC, and (4) 248,699 shares beneficially owned by Investment 10, L.L.C., or ILL10. BVF Partners L.P., or Partners, as the general partner of BVF and BVF2, the manager of BVLLC and the investment adviser of ILL10, may be deemed to beneficially own the 5,026,766 shares beneficially owned in the aggregate by BVF, BVF2, BVLLC and ILL10. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the 5,026,766 shares beneficially owned by Partners. Mark N. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the 5,026,766 shares beneficially owned by BVF Inc. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares beneficially owned by BVF, BVF2, BVLLC and ILL10. Information regarding these shares is based in part on the Schedule 13G/A filed by the foregoing persons with the SEC on February 14, 2013.
(3)

Includes: (1) 1,711,012 shares beneficially owned by Alta BioPharma Partners III, L.P., (2) 114,910 shares beneficially owned by Alta BioPharma Partners III GMBH & Co. Beteiligungs KG, and (3) 42,166 shares beneficially owned by Alta Embarcadero BioPharma Partners III, LLC. Farah Champsi, Edward Penhoet and Edward Hurwitz are directors of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P. and managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG), and managers of Alta Embarcadero BioPharma Partners III, LLC. The directors of Alta BioPharma Management III, LLC and the managers of Alta Embarcadero BioPharma Partners III, LLC may be deemed to share voting and investment power with respect to the shares owned by such funds.

(4)	Includes 1,144,374 shares issuable upon the exercise of stock options granted to Dr. Schall that are exercisable within 60 days of March 28, 2013, 94,342 shares of which would be subject to our unvested share repurchase right.
(5)	Includes 445,507 shares issuable upon the exercise of stock options granted to Dr. Cappel that are exercisable within 60 days of March 28, 2013, 48,370 shares of which would be subject to our unvested share repurchase right.
(6)	Includes 448,929 shares issuable upon the exercise of stock options granted to Ms. Kanaya that are exercisable within 60 days of March 28, 2013, 48,674 shares of which would be subject to our unvested share repurchase right.
(7)	Includes 20,485 shares issuable upon the exercise of stock options granted to Dr. Feczko that are exercisable within 60 days of March 28, 2013.
(8)	Includes 6,385,056 shares beneficially owned by Techne Corporation, of which Dr. Lucas is Vice Chairman, and 11,458 shares issuable upon the exercise of stock options granted to Dr. Lucas that are exercisable within 60 days of March 28, 2013. Dr. Lucas disclaims beneficial ownership of shares held by Techne Corporation except to the extent of his pecuniary interest in the corporation, if any.
(9)	Includes 61,458 shares issuable upon the exercise of stock options granted to Mr. Parker that are exercisable within 60 days of March 28, 2013, 7,292 shares of which would be subject to our unvested share repurchase right.
(10)	Includes (1) 1,711,012 shares beneficially owned by Alta BioPharma Partners III, L.P. (2) 114,910 shares beneficially owned by Alta BioPharma Partners III GMBH & Co. Beteiligungs KG, and (3) 42,166 shares beneficially owned by Alta Embarcadero BioPharma Partners III, LLC, and 11,458 shares issuable upon the exercise of stock options granted to Dr. Penhoet that are exercisable within 60 days of March 28, 2013. Dr. Penhoet disclaims beneficial ownership of shares held by entities affiliated with Alta Partners except to the extent of his pecuniary interest in the corporation, if any.
(11)	Includes 19,096 shares issuable upon the exercise of stock options granted to Mr. Tyree that are exercisable within 60 days of March 28, 2013.
(12)	Includes options and warrants to purchase 2,863,273 shares of common stock exercisable within 60 days of March 28, 2013 held by all of our executive officers and directors, 294,070 of which would be subject to our unvested share repurchase right. As to disclaimers of beneficial ownership, see footnotes 2, 8 and 10 above.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth information regarding our executive officers as of March 28, 2013:

Name	Age	Position(s)
Thomas J. Schall, Ph.D.	53	President, Chief Executive Officer and Chairman
Markus J. Cappel, Ph.D.	52	Chief Business Officer and Treasurer
Susan M. Kanaya	50	Senior Vice President, Finance, Chief Financial Officer and Secretary
Juan C. Jaen, Ph.D.	55	Senior Vice President, Drug Discovery and Chief Scientific Officer
Petrus J. Bekker, M.D., Ph.D.	52	Senior Vice President of Medical and Clinical Affairs

The biography of Thomas J. Schall, Ph.D. can be found under “Proposal 1—Election of Directors.”

Markus J. Cappel, Ph.D. has served as our Chief Business Officer since February 2007, and Treasurer since August 2004. From March 2003 to February 2007, he served as our Senior Vice President of Corporate and Business Development. From October 2001 to March 2003, Dr. Cappel served as our Vice President of Business Development. Prior to joining us, Dr. Cappel served as Vice President of Business Development at Alkermes, Inc., a biotechnology company, from 1998 to 2001. Prior to this, he served as Director of Business Development with Millennium Pharmaceuticals as well as in various business development roles at Cygnus, Inc., a biotechnology company. Dr. Cappel received his B.S. in pharmacy and his Ph.D. in pharmaceutics from J.W. Goethe University, Frankfurt, Germany, and his M.B.A. from Harvard Business School. Dr. Cappel also completed postdoctoral studies in pharmaceutics at the University of Michigan.

Susan M. Kanaya has served as our Senior Vice President, Finance, and Chief Financial Officer since January 2006, and Secretary since February 2006. Prior to joining us, Ms. Kanaya served as Senior Vice President, Finance, and Chief Financial Officer at Kosan Biosciences Inc., a biotechnology company, from 1999 to 2005. Prior to this, she served in financial management positions at SUGEN, Inc., a biotechnology company, from 1994 to 1999, most recently as Vice President, Finance, and Treasurer. Ms. Kanaya also served as Controller with high technology companies and as a public accountant with KPMG. Ms. Kanaya received her B.S. in business administration from the University of California, Berkeley.

Juan C. Jaen, Ph.D. has served as our Chief Scientific Officer since February 2010. From January 2007 to February 2010, Dr. Jaen served as our Senior Vice President, Drug Discovery. From 1996 to 2006, Dr. Jaen was employed at Tularik, a biotechnology company, and then Amgen Inc., a pharmaceutical company (following Tularik’s acquisition by Amgen in 2004), most recently serving as Vice President of Chemistry. From 1983 to 1996, Dr. Jaen was employed at Parke-Davis/Warner-Lambert, a pharmaceutical company, most recently as Chemistry Director, with responsibility for the neurodegenerative disease research area. Dr. Jaen received his B.S. from the Universidad Complutense in Madrid, Spain and holds a Ph.D. in organic chemistry from the University of Michigan.

Petrus J. Bekker, M.D., Ph.D. has served as our Senior Vice President of Clinical and Medical Affairs since February 2009. From April 2005 to February 2009, Dr. Bekker served as our Vice President of Clinical and Medical Affairs. Prior to joining us, Dr. Bekker worked at Amgen Inc., where he served as Senior Director of Global Safety from July 2004 to April 2005 and as Senior Director of Clinical Development and Director of Clinical Development from December 1997 to July 2004. Prior to this, he served as a clinical researcher and scientist at Procter & Gamble Pharmaceuticals in various capacities for seven years. Dr. Bekker received his Ph.D. in molecular biology from Pennsylvania State University and his M.D. and medical training in South Africa at the University of Pretoria.

Overview

This Executive Compensation section provides information about the material elements of our executive compensation program for our “named executive officers,” consisting of the following persons:

•	Thomas J. Schall, Ph.D., our President, Chief Executive Officer and Chairman;

•	Markus J. Cappel, Ph.D., our Chief Business Officer and Treasurer; and

•	Susan M. Kanaya, our Senior Vice President, Finance, Chief Financial Officer and Secretary.

Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers during the fiscal years ended December 31, 2012 and 2011.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Thomas J. Schall, Ph.D.	2012	$482,051	—	$5,748,591	$219,333	$690	$6,450,665
President and Chief Executive Officer	2011	465,750	—	—	186,300	690	652,740
Markus J. Cappel, Ph.D.	2012	354,543	—	1,322,198	96,790	690	1,774,221
Chief Business Officer and Treasurer	2011	342,554	—	226,843	85,639	690	655,726
Susan M. Kanaya	2012	372,212	—	1,288,087	101,614	690	1,762,604
Senior Vice President, Finance and Chief Financial Officer	2011	359,625	—	205,802	89,906	450	655,783

(1)	Amounts shown represent the aggregate grant date fair value of the option awards granted during the relevant fiscal year computed in accordance with FASB Topic ASC 718. These amounts do not correspond to the actual value that will be recognized by the named executive officer with respect to such awards. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 14, 2013.
(2)	Amounts shown represent performance bonuses for the relevant fiscal year, which were each paid in a cash lump sum in the first quarter of the following fiscal year.
(3)	Amounts shown represent term life insurance paid by the Company on behalf of the named executive officers.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

We have entered into amended and restated employment agreements with each of our named executive officers. Each of the employment agreements has a three-year term, subject to automatic successive one-year renewals unless we provide written notice of our desire to terminate the agreement at least sixty days prior to the expiration of the then-current term. Pursuant to the employment agreements, each executive officer is eligible for a target performance bonus of up to 25% (40% with respect to Dr. Schall) of his or her base salary, based upon the achievement of financial and performance objectives established by the compensation committee. Any final bonus payment shall be determined by our board of directors or compensation committee.

The employment agreements provide for certain severance payments to our named executive officers. All cash severance payments are payable in a lump sum. If we terminate an executive officer’s employment without cause or if the executive officer resigns for good reason (unless such termination occurs within 12 months following a change in control), we are obligated to pay such executive officer a lump sum severance payment equal to his or her base salary in effect at the time of termination for 18 months. Additionally, each of the named executive officers will receive accelerated vesting and/or exercisability of 100% of his or her outstanding stock awards.

Under each of the employment agreements, if we terminate an executive officer’s employment without cause or if the executive officer resigns for good reason, in each case within 12 months following a change in control, we are obligated to pay such executive officer a lump sum severance payment equal to the sum of: (1) 18 months of his or her base salary in effect at the time of termination, (2) one and one-half times the executive officer’s target bonus, and (3) 18 months of health benefits continuation at our cost. Furthermore, all of the executive officer’s outstanding stock awards will vest upon the date of termination. The foregoing change-in-control severance benefits shall only apply so long as the executive officer is working on a full-time basis.

For purposes of the amended and restated employment agreements, “cause” means an executive officer (1) has committed an act of fraud, embezzlement or dishonesty in connection with the executive officer’s employment, or has intentionally committed some other illegal act that has, or may be reasonably expected to have, a material adverse impact on the company or any successor or parent or subsidiary thereof; (2) has been convicted of, or entered a plea of “guilty” or “no contest” to, a felony, or to any crime involving moral turpitude, which causes or may reasonably be expected to cause substantial economic injury to or substantial injury to the reputation of the company or any successor or parent or subsidiary thereof; (3) has made any unauthorized use or disclosure of confidential information or trade secrets of the company or any successor or parent or subsidiary thereof that has, or may reasonably be expected to have, a material adverse impact on any such entity; (4) has materially breached a company policy, materially breached the provisions of the executive officer’s employment agreement (if any), or has committed any other intentional misconduct that has, or may be reasonably expected to have, a material adverse impact on the company or any successor or parent or subsidiary thereof, or (5) has intentionally refused or intentionally failed to act in accordance with any lawful and proper direction or order of the board of directors or the appropriate individual to whom the executive officer reports; provided such direction is not materially inconsistent with the executive officer’s customary duties and responsibilities.

For purposes of the amended and restated employment agreements, “good reason” means (1) a material diminution in the executive officer’s authority, duties or responsibilities, (2) a material diminution in the executive officer’s base compensation unless such a reduction is imposed across-the-board to senior management of the company, (3) a material change in the geographic location at which the executive officer must perform services to us, (4) any other action or inaction that constitutes a material breach by the company or any successor or affiliate of its obligations to the executive officer under the employment agreement or (5) a material diminution in the authority, duties or responsibilities of the supervisor to whom the named executive officer is required to report.

For purposes of the amended and restated employment agreements, “change in control” has the same meaning as such term is given under the terms of our 2012 Equity Incentive Award Plan.

Executive Compensation Elements

The following describes the material terms of the elements of our executive compensation program during 2012.

2012 Base Salaries

In February 2012, the compensation committee set annual base salaries for our named executive officers to be in effect until the next annual review. The 2012 base salary for each of the named executive officer represented a 3.5% increase above his or her 2011 base salary. The 2012 annual base salaries of the named executive officers were as follows: Dr. Schall, $482,051; Dr. Cappel, $354,543; and Ms. Kanaya, $372,212.

2012 Performance Bonuses

Each named executive officer is eligible for an annual performance bonus based upon the achievement of certain corporate performance goals and objectives approved by our board of directors and individual performance.

Bonuses are set based on the executive officer’s base salary as of the end of the bonus year, and are expected to be paid out in the first quarter of the following year. Pursuant to their employment agreements, each of the named executive officers is eligible to receive a target bonus of 30% of his or her base salary, with the exception of Dr. Schall, who is eligible to receive a target bonus of 50% of his base salary. Each named executive officer’s bonus is based entirely on performance relative to corporate objectives.

At the beginning of each year, the board of directors (considering the recommendations of the compensation committee and management) sets corporate goals and milestones for the year. These goals and milestones and the proportional emphasis placed on each are set by the board of directors after considering management input and our overall strategic objectives. These goals generally relate to factors such as financial targets, achievement of product development objectives and establishment of new collaborative arrangements. The board of directors, upon recommendation of the compensation committee, determines the level of achievement of the corporate goals for each year. This achievement level is then applied to each named executive officer’s target bonus to determine that year’s total bonus award.

All final bonus payments to our named executive officers are determined by our compensation committee. The actual bonuses awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of corporate objectives and may also vary based on other factors at the discretion of the compensation committee.

For 2012, the corporate performance objectives generally fell into the following categories: objectives related to continued progress in the area of clinical trials and pipeline development (40% weighting); drug discovery efforts and pipeline support (25% weighting); and financial and corporate objectives (35% weighting), including achieving net loss and cash utilization targets for 2012 and expansion and implementation of infrastructure to support a public company. With the exception of the financial targets described above, quantitative measures were not established for the corporate objectives during 2012. Instead these performance objectives and areas of emphasis were used as a guide by the board of directors in subjectively determining overall corporate performance as they represented those areas in which the named executive officers and our employees generally were expected to focus their efforts during the year. The three foregoing areas of emphasis were weighted based on their level of importance to our business plan.

In evaluating management’s performance relative to corporate performance for 2012, our board of directors determined to award a corporate achievement level of 91%. In coming to its final determination regarding the overall corporate achievement percentage, the board of directors awarded 100% credit for corporate performance relative to our clinical trial and pipeline development efforts, noting (1) CCX140, the Company’s lead independent development program targeting the chemokine receptor known as CCR2 – successfully completing baseline enrollment target of 135 patients in the Phase II study in patients with diabetic nephropathy, including amending the protocol to extend dosing up to 52 weeks; (2) CCX168, an inhibitor of the complement receptor known as C5aR – advancing the program in Phase II in ANCA vasculitis; (3) vercirnon, the Company’s most advanced drug candidate targeting the chemokine receptor known as CCR9 – successfully advancing the Phase III program (with partner GSK) – all three of these goals to facilitate key data readouts in 2013 and (4) advancing our next generation CCR2 inhibitor known as CCX872 and de novo CCR9 inhibitor known as CCX507 into Phase I clinical development. With respect to our drug discovery efforts and pipeline support, the board of directors awarded 80% credit, noting continued off-clinical support for CCX140, the company’s lead independent drug candidate and (2) successfully enabling regulatory filings for first-in-human Phase I trials of CCX872 and CCX507. The board of directors awarded 89% credit with respect to financial and corporate objectives for 2012. Specifically, the board of directors noted the successful completion of the Company’s February 2012 initial public offering and operating within the Board sanctioned 2012 financial budget.

These achievement levels were then used to determine each named executive officer’s bonus. The bonuses paid to our named executive officers for 2012 are set forth in the “Summary Compensation Table” above.

2012 Option Grants

In February 2012, the compensation committee awarded the following options to our named executive officers: Dr. Schall, options to purchase 175,000 shares; Dr. Cappel, options to purchase 24,348 shares; and Ms. Kanaya, options to purchase 22,090 shares. Each of these option awards has a ten-year term and vests over a four-year period as follows: 25% of the shares underlying the option vested on July 1, 2012, and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter, provided that the executive continues to provide services to the company. Each of the option awards has an exercise price of $10.27 per share, the closing price per share of our common stock on the date of grant. Due to the fact that our equity plan did not have sufficient shares available for issuance during 2011 to make annual awards to all employees, the named executive officers did not receive their full equity awards for which they were eligible during 2011. The foregoing awards were intended to represent the annual awards that the named executive officers would have received had we had available shares under our equity plan during 2011 and to reward the named executive officers for our successful initial public offering.

In July 2012, the compensation committee awarded the following options to our named executive officers: Dr. Schall, options to purchase 485,088 shares; Dr. Cappel, options to purchase 123,156 shares; and Ms. Kanaya, options to purchase 121,166 shares. Each of these option awards has a ten-year term and vests over a four-year period as follows: 25% of the shares underlying the option vest on July 1, 2013, and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter, provided that the executive continues to provide services to the company. Each of the option awards has an exercise price of $14.31 per share, the closing price per share of our common stock on the date of grant. The size of the foregoing annual awards to the named executive officers were intended by the compensation committee to approximate 50% of the size of a new hire award for an executive in the same position.

Health and Welfare Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Retirement Savings

All of our full-time employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit (which was $17,000 in 2012), with additional salary deferrals not to exceed $5,500 available to those employees 50 years of age or older, and to have the amount of this reduction contributed to our 401(k) plan. While we may elect to make matching contributions, no such contributions have been made. The 401(k) Plan currently does not offer the ability to invest in our securities.

Perquisites

We do not provide significant perquisites or personal benefits to our named executive officers. We do, however, pay the premiums for term life insurance for our named executive officers.

Outstanding Equity Awards at December 31, 2012

The following table sets forth specified information concerning unexercised stock options for each of the named executive officers outstanding as of December 31, 2012.

	Option Awards(1)
		Number of Securities Underlying Unexercised Options
Name	Grant Date	Exercisable	Unexercisable	Option Exercise Price		Option Expiration Date
Thomas J. Schall, Ph.D.	05/13/04	100,000	—	$0.60		05/13/14
	05/05/05	125,000	—	0.60		05/05/15
	09/10/08	250,000	—	6.00		09/10/18
	07/29/09	310,000	—	6.00		07/29/19
	08/11/10	279,166	—	6.30		08/11/20
	02/27/12	61,979	113,021	10.27		02/27/22
	07/24/12	—	485,088	14.31		07/24/22

Markus J. Cappel, Ph.D.	05/13/04	62,500	—	0.60		05/13/14
	05/05/05	75,000	—	0.60		05/05/15
	02/06/07	50,000	—	4.30		02/06/17
	09/10/08	100,000	—	6.00		09/10/18
	07/28/09	77,500	—	6.00		07/28/19
	08/10/10	64,323	—	6.30		08/10/20
	08/04/11	48,697	—	6.90		08/04/21
	02/27/12	8,623	15,725	10.27		02/27/22
	07/24/12	—	123,156	14.31		07/24/22

Susan M. Kanaya	02/09/06	207,500	—	0.88	(2)	02/09/16
	09/10/08	75,000	—	6.00		09/10/18
	07/28/09	92,500	—	6.00		07/28/19
	08/10/10	71,614	—	6.30		08/10/20
	08/04/11	44,180	—	6.90		08/04/21
	02/27/12	7,823	14,267	10.27		02/27/22
	07/24/12	—	121,166	14.31		07/24/22

(1)	All options granted prior to our initial public offering in February 2012 have a ten-year term and vest over a four-year period as follows: 25% of the shares underlying the options vested on the first anniversary of the vesting commencement date and the remainder of the shares underlying the options vest in equal monthly installments over the remaining 36 months thereafter, provided that the executive continues to provide services to the company, and such options are immediately exercisable for shares of restricted stock, to the extent such options are unvested on the date of exercise. The options granted on February 27, 2012 have a ten-year term and vest over a four-year period as follows: 25% of the shares underlying the option vested on July 1, 2012, and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter, provided that the executive continues to provide services to the company. The options granted on July 24, 2012 have a ten-year term and vest over a four-year period as follows: 25% of the shares underlying the option vest on July 1, 2013, and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter, provided that the executive continues to provide services to the company.
(2)	In order to avoid potential adverse tax consequences to Ms. Kanaya, in October 2007, our compensation committee approved an increase to the exercise price of such options to $2.00 per share, which represents the exercise price of options that were issued immediately following receipt of our December 31, 2005 appraisal. Our compensation committee further approved periodic cash bonuses to Ms. Kanaya, commencing in January 2008, in the amount of the increased exercise price of $1.12 per share, to be paid as the amended options vest and become exercisable.

Additional Narrative Disclosure

For a description of the material terms of our retirement plans and the change-in-control and severance provisions of the employment agreements with our named executive officers, please see above under “Narrative Disclosure to the Summary Compensation Table.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2012 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.

Relationships with GSK

In August 2006, we entered into a collaboration agreement with Glaxo Group Limited, or GSK, one of our principal stockholders and an affiliate of GlaxoSmithKline. Pursuant to the terms of this agreement we received contract revenue, upfront payments and milestone payments aggregating $5.4 million, in the year ended December 31, 2012. In addition, in February 2012, in a private placement concurrent with our initial public offering, GSK purchased 700,000 shares of our common stock at a price of $10.00 per share, the initial public offering price, for an aggregate purchase price of $7.0 million. The sale of such shares of common stock was not registered.

Relationships with Techne

In September 2011, we entered into a convertible note loan agreement with Techne Corporation, or Techne, one of our principal stockholders, pursuant to which we issued a convertible note to Techne with a principal amount of $10.0 million, bearing interest at a rate of 5.0% per annum and maturing in September 2021. Upon completion of our initial public offering in February 2012, all outstanding principal and interest under the note automatically converted into shares of our common stock at a conversion price of $10.00 per share, the initial public offering price. Upon the conversion of the note in connection with our initial public offering, we issued Techne warrants with a ten-year term to purchase 150,000 shares of our common stock at an exercise price per share equal to 200% of the initial public offering price of our common stock, or $20.00 per share. In addition, in February 2012, in a private placement concurrent with our initial public offering, Techne purchased 500,000 shares of our common stock at a price of $10.00 per share, the initial public offering price, for an aggregate purchase price of $5.0 million. The sale of such shares of common stock was not registered.

During the year ended December 31, 2012, we paid Techne $45,000 for research materials.

Director and Executive Officer Compensation

Please see “Proposal 1- Director Compensation” for additional information regarding compensation of our directors. Please see “Executive Compensation and Other Information” for additional information regarding compensation of our executive officers.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see “Executive Compensation and Other Information—Narrative Disclosure to Summary Compensation Table—Employment Agreements.”

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors.

Registration Rights Agreements

We and the holders of our Series A-1, Series A-2, Series A-3, Series B, Series C, Series D and Series E Preferred Stock, and Dr. Schall, as well as holders of certain warrants, have entered into agreements pursuant to which these stockholders have, among other things, registration rights under the Securities Act with respect to their common shares. In connection with the completion of our initial public offering, all outstanding shares of our preferred stock were converted into common stock. GSK and Techne are also entitled to registration rights with respect to shares of our common stock purchased by GSK and Techne in the concurrent private placements described above.

Procedures for Related Party Transactions

Any request for us to enter into a related party transaction with an officer, director, principal stockholder or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the risks, costs and benefits to us, the extent of the related party’s interest in the transaction, the terms of the transaction, the availability of other sources for comparable services or products and the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally. The audit committee will then document its findings and conclusions in written minutes. In the event a transaction relates to a member of our audit committee, that member will not participate in the audit committee’s deliberations. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction will be disclosed to the stockholders, who must approve the transaction in good faith. Our related party policy is in writing and is subject to periodic review.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2012, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2014 must be received by us no later than December 11, 2013, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting, unless the date of the 2014 annual meeting of stockholders is changed by more than 30 days from the anniversary of our 2013 annual meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2014 annual meeting of stockholders, such a proposal must be received by us no earlier than December 11, 2013 and no later than January 10, 2014. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not later than the close of business on the later of 90 calendar days in advance of such annual meeting or, if later, ten calendar days following the date on which public announcement of the date of the meeting is first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2014 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL REPORT

Our annual report for the year ended December 31, 2012 will be mailed to stockholders of record on or about April 10, 2013. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our Annual Report on Form 10-K for the year ended December 31, 2012, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to ChemoCentryx, Inc., 850 Maude Avenue, Mountain View, CA 94043, Attention: Corporate Secretary.

STOCKHOLDERS SHARING THE SAME ADDRESS

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of our proxy statement and annual report. If you would like to opt out of this practice for future mailings and receive separate proxy statements and annual reports for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement or annual report without charge by sending a written request to ChemoCentryx, Inc., 850 Maude Avenue, Mountain View, CA 94043, Attention: Corporate Secretary. We will promptly send additional copies of the proxy statement or annual report upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report can request delivery of a single copy of the proxy statement or annual report by contacting their broker, bank or other intermediary or sending a written request to ChemoCentryx, Inc. at the address above.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

Thomas J. Schall, Ph.D.

President, Chief Executive

Officer and Chairman

Mountain View, California

April 10, 2013

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000171822_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Geoffrey M. Parker 02 James L. Tyree CHEMOCENTRYX INC 850 MAUDE AVENUE MOUNTAIN VEIW, CA 94043 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratification of selection of Ernst & Young LLP as independent registered public accountants. NOTE: THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE “FOR” ALL PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

ANNUAL MEETING OF STOCKHOLDERS OF CHEMOCENTRYX, INC. MAY 23, 2013 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com Please sign, date and mail Your proxy card in the envelop provided as soon as possible 0000171822_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . CHEMOCENTRYX, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Thomas J. Schall, Ph.D. and Susan M. Kanaya as proxies, either with full power of substitution, to represent and to vote as designated on the reverse side, all the shares of Common Stock of ChemoCentryx, Inc. held of record by the undersigned on March 28, 2013, at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 850 Maude Avenue, Mountain View, CA 94043, on May 23, 2013, or any adjournment or postponement thereof. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side